Exhibit 4.6

AMENDMENT NO. 1 TO THE STOCKHOLDERS AGREEMENT

among

INTERNATIONAL SECURITIES EXCHANGE, INC.

and

THE STOCKHOLDERS

AMENDMENT NO. 1 TO THE STOCKHOLDERS AGREEMENT

This Amendment No. 1 to the Stockholders Agreement (this “Agreement”), effective as of the Effective Date (as defined below), among International Securities Exchange, Inc., a Delaware corporation (the “Company”), and the Stockholders. Capitalized terms not defined in this Agreement have the meaning ascribed to them in the Stockholders Agreement (the “Stockholders Agreement”), dated May 31, 2002 among the Company and the Stockholders.

W I T N E S S E T H :

WHEREAS, the Company proposes to effect an underwritten IPO (as defined below);

WHEREAS, in connection with the IPO, the Company and Selling Stockholders (as defined below) severally propose to sell Shares to the Underwriters (as defined below) who are party to the Underwriting Agreement (as defined below) to be entered into among the Company, the Selling Stockholders and the Underwriters;

WHEREAS, the Company and the Stockholders desire to amend the Stockholders Agreement to, among other things, provide for certain lock-up arrangements in connection with the IPO; and

WHEREAS, the Company has adopted certain common stock ownership concentration and voting limitations as required by the Commission which, under Delaware General Corporation Law, are only binding with respect to securities issued prior to the adoption of such limitations if the holders thereof are parties to an agreement or voted in favor of the limitations.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Restrictions on Transfers; Permitted Transferees. Section 3.1(a) of the Stockholders Agreement is amended to read in its entirety as follows:

“(a) Each Stockholder hereby agrees that such Stockholder will not, directly or indirectly, offer, sell, assign, pledge, encumber or otherwise transfer any Shares or solicit any offers to purchase or otherwise acquire or make a pledge of any Shares unless such offer, sale, assignment, pledge, encumbrance or other transfer either (x) (i) is approved by the Board of Directors of the Company, which approval shall not be unreasonably withheld, (ii) either is not subject to or complies with the requirements of this Agreement and (iii) either is made pursuant to an effective registration statement under the Securities Act and has been registered under all applicable state securities or “blue sky” laws or is not required to be so registered because of the availability of an exemption from registration under the Securities Act and all applicable state securities or “blue sky” laws; provided, that the availability of such an exemption shall, if reasonably requested by the Company, be confirmed by an opinion of counsel, which opinion of counsel shall be reasonably satisfactory to the Company or (y) constitutes a transaction by an

Underwriter (as defined below) relating to Shares or other securities acquired in open market transactions after the completion of the IPO (as defined below).”

2. Holdback Agreements. Section 4.4 of the Stockholders Agreement is amended to read in its entirety as follows:

“(a) Each Stockholder agrees that, without the prior written consent of each of Bear, Stearns & Co. Inc. (“Bear Stearns”) and Morgan Stanley & Co. Incorporated (“Morgan Stanley”) on behalf of the underwriters ( the “Underwriters”) who are party to the Underwriting Agreement (the “Underwriting Agreement”) to be entered into among the Company, the Underwriters and certain Stockholders of the Company (the “Selling Stockholders”), it will not, during the period ending 180 days after the date of the prospectus in the form first used to confirm sales of Shares (the “Prospectus”) in connection with the Company’s initial Public Offering of the Shares (the “IPO”), (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Shares or any securities convertible into or exercisable or exchangeable for Shares or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Shares or such other securities, in cash or otherwise.

The restrictions contained in the preceding paragraph shall not apply to (a) the Shares to be sold pursuant to the Underwriting Agreement, (b) transactions by any person relating to Shares or other securities acquired in open market transactions after the completion of the IPO, (c) transfers of Shares or any security convertible into Shares as a bona fide gift or gifts or by will or intestacy, including transfers to a trust where the beneficiaries of such trust are comprised solely from a group consisting of the Stockholder or immediate family members of the Stockholder or (d) distributions or transfers of Shares or any security convertible into Shares to limited partners, stockholders or controlled affiliates of the Stockholder; provided, that in the case of any transfer or distribution pursuant to clauses (c) or (d), (i) each donee or distributee shall sign and deliver a lock-up letter substantially in the form attached as Exhibit A hereto and (ii) the Stockholder shall not be required to, and shall not voluntarily, file a report under Section 16(a) of the Securities Exchange Act of 1934, reporting a reduction in beneficial ownership of Shares during the restricted period referred to in the foregoing sentence. For purposes of clause (c) of the immediately preceding sentence, “immediate family member” of a person means the spouse, lineal descendants, father, mother, brother, sister, father-in-law, mother-in-law, brother-in-law and sister-in-law of such person.

Each Stockholder also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Stockholder’s Shares except in compliance with the restrictions contained in the preceding paragraph.

Notwithstanding the foregoing, if (1) during the last 17 days of the 180-day restricted period the Company issues an earnings release or material news or a material event relating to the Company occurs; or (2) prior to the expiration of the 180-day restricted period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the 180-day period, the restrictions imposed by the foregoing paragraph shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

(b) In the event of an IPO Termination (as defined in Section 5.1), unless a Managing Underwriter (or, in the case of a non-underwritten Public Offering, the Company) otherwise agrees, no Stockholder shall effect any public sale or distribution (including a sale under Rule 144) of any Registrable Securities, or any securities convertible into or exchangeable or exercisable for Registrable Securities, during the period beginning on the third business day prior to and ending on the 180th day after the effective date of any subsequent registration statement filed by the Company in connection with an initial Public Offering (or for such shorter period of time as is sufficient and appropriate, in the opinion of a Managing Underwriter (or, in the case of a non-underwritten initial Public Offering, the Company), in order to complete the sale and distribution of the securities included in such registration), except as part of such registration statement, whether or not such Stockholder participates in such registration.”

3. Concentration and Voting Limits. The Stockholders Agreement is amended to add the following new Section 3.4:

“Section 3.4. Concentration and Voting Limits. To the extent applicable, each Stockholder hereby agrees to be bound by all of the provisions of the Company’s Constitution and Certificate of Incorporation, as each may be amended or amended and restated from time to time, relating to certain common stock ownership concentration and voting limits with respect to the Shares and each series of Class B common stock of the Company, including specifically Article XIV of the Constitution of the Company and, following the IPO, Article Fourth, Subdivision III of the Amended and Restated Certificate of Incorporation (the relevant excerpt of each of which is attached as Exhibit B hereto).”

4. Form S-3 Registration. Section 4.5 of the Stockholders Agreement is amended to add the following two paragraphs to the end of that Section:

“Each Selling Stockholder, agrees that, without the prior written consent of each of Bear Stearns and Morgan Stanley on behalf of the Underwriters, it will not, during the period ending 180 days after the date of the Prospectus, make any demand for, or exercise any right with respect to, the registration of any Shares or any security convertible into or exercisable or exchangeable for Shares.

Notwithstanding the foregoing, if (1) during the last 17 days of the 180-day restricted period the Company issues an earnings release or material news or a material event relating to the Company occurs; or (2) prior to the expiration of the 180-day restricted period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the 180-day period, the restrictions imposed by the foregoing paragraph shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.”

5. Amendment; Termination. Section 5.1 of the Stockholders Agreement is amended to add the following paragraphs to the end of that Section:

“If the Company (i) withdraws its registration statement on Form S-1 (File No. 333-117145) or (ii) the Underwriting Agreement shall terminate or be terminated, in either case, after the date of the Underwriting Agreement and prior to payment for and delivery of the Shares to be sold in the IPO (clauses (i) and (ii) referred to herein as an “IPO Termination”), the Stockholders and their Permitted Transferees will be released from their respective obligations under Section 4.4(a), the last two paragraphs of Section 4.5 and the last paragraph of this Section 5.1.

In addition, prior to the termination of the 180-day restricted period (as the same may be extended), referred to in Section 4.4(a), Section 4.4(a), the last two paragraphs of Section 4.5 and Section 5.10 may not be amended without the prior written consent of each of Bear Stearns and Morgan Stanley.”

6. No Third Party Beneficiary. The Stockholders Agreement is amended to add the following new Section 5.10:

“Section 5.10. No Third Party Beneficiary. The provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person; provided, that each of Bear Stearns and Morgan Stanley are entitled to rely upon and may enforce the provisions of Section 4.4(a), the last two paragraphs of Section 4.5 and Section 5.1 for the benefit of the Underwriters.”

7. Complete Agreement. This Agreement and the Stockholders Agreement represent the entire agreement among the Stockholders and the Company with respect to the matters set forth herein.

8. Counterparts. This Agreement may be executed in counterparts, each of which shall be executed by or on behalf of the Company and one or more Stockholders and all of which shall be deemed to be one and the same agreement.

9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. By execution and delivery of this Agreement, each of the Stockholders accepts, generally and unconditionally, the nonexclusive jurisdiction of the state or federal courts in New York.

10. Severability. The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

11. Effective Date. This Agreement shall become effective upon the execution of this Agreement by or on behalf of the Company and the Stockholders holding two-thirds of the Shares then held by all Stockholders.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date set forth opposite such undersigned’s name.

THE COMPANY:

INTERNATIONAL SECURITIES EXCHANGE, INC.

By:	/s/ MICHAEL SIMON		Dated: November 18, 2004
	Name:	Michael Simon
	Title:	Senior Vice President, General Counsel and Secretary

Stockholders			Date of Execution
David Krell

By:	/s/ DAVID KRELL		November 30, 2004
	Name:	David Krell
Title:

Bear, Stearns & Co. Inc.

By:	/s/ RICHARD R. LINDSEY		December 7, 2004
	Name:	Richard R. Lindsey
	Title:	Senior Managing Director

Bear Wagner Specialists LLC

By:	/s/ DONNA SABATINI		December 2, 2004
	Name:	Donna Sabatini
	Title:	CFO

Strategic Investments I, Inc.

By:	/s/ HARIHARAN AIYAR		December 7, 2004
	Name:	Hariharan Aiyar
	Title:	Vice President

J.P. Morgan Securities Inc.

By:	/s/ RICHARD B. WESTON		December 6, 2004
	Name:	Richard B. Weston
	Title:	Managing Director

Gary Katz

By:	/s/ GARY KATZ		November 29, 2004
	Name:	Gary Katz
	Title:	COO, International Securities Exchange

Gregory P. Gilgenast, Gilgenast Holdings, LLC

By:	/s/ GREGORY GILGENAST		November 23, 2004
	Name:	Gregory Gilgenast
Title:

Roger R. Brodersen, Gilgenast Holdings, LLC

By:	/s/ ROGER BRODERSEN		November 23, 2004
	Name:	Roger Brodersen
Title:

Scottrade, Inc.

By:	/s/ RODGER O. RINEY		December 1, 2004
	Name:	Rodger O. Riney
	Title:	President

Wolverine Trading, L.P.

By:	/s/ JUDY KULA		December 8, 2004
	Name:	Judy Kula
	Title:	CFO

771 Venture

By:	/s/ MAUREEN T. BROWNE		November 30, 2004
	Name:	Maureen T. Browne
	Title:	Representative of 771 Venture

Colin Family Trust

By:	/s/ ROBERTA COLIN		November 29, 2004
	Name:	Roberta Colin
	Title:	Trustee

Continental Capital Corporation

By:	/s/ STEPHEN HERRICK		November 23, 2004
	Name:	Stephen Herrick
	Title:	President

Kristin M. Dahl

By:	/s/ KRISTIN M. DAHL		November 29, 2004
	Name:	Kristin M. Dahl
Title:

Idle Day Associates, L.P.

By:	/s/ MARTY AVERBUCH		November 24, 2004
	Name:	Marty Averbuch
	Title:	Managing Partner

Tom Laris

By:	/s/ TOM LARIS		November 22, 2004
	Name:	Tom Laris
Title:

Robert D. & Nancy D. Murie Inter Vivos Trust dated August 16, 1993

By:	/s/ ROBERT D. MURIE, NANCY D. MURIE		December 6, 2004
	Name:	Robert D. Murie, Nancy D. Murie
	Title:	Trustees

Robert L. & Kaye P. Paugh

By:	/s/ ROBERT L. PAUGH, KAYE P. PAUGH		November 26, 2004
	Name:	Robert L. Paugh, Kaye P. Paugh
Title:

Richard K. & Christine S. Petty

By:	/s/ RICHARD K. PETTY, CHRISTINE S. PETTY		December 5, 2004
	Name:	Richard K. Petty, Christine S. Petty
Title:

Scott R. & Stephenie Petty

By:	/s/ SCOTT R. PETTY, STEPHENIE PETTY		November 23, 2004
	Name:	Scott R. Petty, Stephenie Petty
Title:

Kelly R. & Christina Porter

By:	/s/ KELLY PORTER, CHRISTINA PORTER		December 1, 2004
	Name:	Kelly Porter, Christina Porter
Title:

Scott R. Porter

By:	/s/ SCOTT R. PORTER		November 22, 2004
	Name:	Scott R. Porter
Title:

Porter 1997 Grandchildren’s Trust

By:	/s/ SUSAN PORTER		November 28, 2004
	Name:	Susan Porter
	Title:	Agent

Lewis E. Randall & Martha E. Randall Living Trust

By:	/s/ LEWIS E. RANDALL		November 22, 2004
	Name:	Lewis E. Randall
	Title:	Trustee

Geoffrey T. & Sarita A. Skidmore as Trustees of the Skidmore Family Trust date 12/15/98

By:	/s/ GEOFFREY T. SKIDMORE, SARITA A. SKIDMORE		November 29, 2004
	Name:	Geoffrey T. Skidmore, Sarita A. Skidmore
	Title:	Trustees

Edward A. Skidmore

By:	/s/ EDWARD A. SKIDMORE		November 30, 2004
	Name:	Edward A. Skidmore
Title:

Geoffrey T. Skidmore Jr.

By:	/s/ GEOFFREY T. SKIDMORE JR.		November 27, 2004
	Name:	Geoffrey T. Skidmore Jr.
Title:

Yaley Revocable Trust dated 12/10/87

By:	/s/ THOMAS J. YALEY SR., PATRICIA J. YALEY		November 25, 2004
	Name:	Thomas J. Yaley Sr., Patricia J. Yaley
	Title:	Trustees

Kenneth J. Ackerman

By:	/s/ KENNETH J. ACKERMAN		November 22, 2004
	Name:	Kenneth J. Ackerman
Title:

Ameritrade Holding Corporation

By:	/s/ KURT D. HALVORSON		November 23, 2004
	Name:	Kurt D. Halvorson
	Title:	EVP and CAO

DAP & Co.

By:	/s/ ANDREW DAPONTE		December 13, 2004
	Name:	Andrew DaPonte
Title:

William & Roxann Happ Revocable Living Trust

By:	/s/ WILLIAM HAPP, ROXANN M HAPP		November 27, 2004
	Name:	William Happ, Roxann M. Happ
	Title:	Trustees

Herzog, Heine & Geduld, Inc.

By:	/s/ KENNETH BRADLEY		December 8, 2004
	Name:	Kenneth Bradley
	Title:	VP, CFO

M. Blair Hull

By:	/s/ M. B. HULL		December 6, 2004
	Name:	M. B. Hull
Title:

Lehman Brothers Inc.

By:	/s/ PATRICK WHALEN		December 8, 2004
	Name:	Patrick Whalen
	Title:	Managing Director

John P. Leighton

By:	/s/ JOHN P. LEIGHTON		November 22, 2004
	Name:	John P. Leighton
Title:

Anthony J. Mercorella & Maria Mercorella

By:	/s/ ANTHONY MERCORELLA, MARIA MERCORELLA		November 23, 2004
	Name:	Anthony Mercorella, Maria Mercorella
Title:

Rainier Investments Inc.

By:	/s/ ROLAND TIBELL		December 14, 2004
	Name:	Roland Tibell
	Title:	President

Kenneth Pasternack

By:	/s/ KENNETH PASTERNACK	November 25, 2004
Name: Kenneth Pasternack
Title:

Scottsdale Securities Inc.

By:	/s/ RODGER O. RINEY	December 1, 2004
Name: Rodger O. Riney
Title: President, Scottrade, Inc.

Sandra Semel

By:	/s/ SANDRA SEMEL	November 27, 2004
Name: Sandra Semel
Title:

Trimark Investment Inc.

By:	/s/ ROBERT LAZAROWITZ	December 10, 2004
Name: Robert Lazarowitz
Title: SVP

Bradley Zipper

By:	/s/ BRADLEY ZIPPER	December 10, 2004
Name: Bradley Zipper
Title:

Thomas F. White, 1991 Trust

By:	/s/ MICHAEL BOLGATZ	November 26, 2004
Name: Michael Bolgatz
Title: ROA for Thomas White

Angle Family 2002 Trust

By:	/s/ ROBERT T. ANGLE	December 10, 2004
Name: Robert T. Angle
Title: Trustee

Richard W. Barber

By:	/s/ RICHARD W. BARBER	November 26, 2004
Name: Richard W. Barber
Title:

Michael Bolgatz

By:	/s/ Michael Bolgatz	November 26, 2004
Name: Michael Bolgatz
Title:

Bear Stearns ATP LLC

By:	/s/ Steven L. Begleiter	November 29, 2004
Name: Steven L. Begleiter
Title: Chief Executive Officer

G.P. Heckert Family Trust

By:	/s/ GERALD P. HECKERT	December 3, 2004
Name: Gerald P. Heckert
Title: Trustee

Howe Barnes Investments, Inc.

By:	/s/ JAMES D. NOLAN, JR.	December 10, 2004
Name: James D. Nolan, Jr.
Title: Executive Vice President

William Lewke

By:	/s/ WILLIAM LEWKE	November 23, 2004
Name: William Lewke
Title:

PCG Inc. Profit Sharing Plan

By:	/s/ Philip Gevas	November 23, 2004
Name: Philip Gevas
Title: President

Adirondack Trading Partners LLC

By:	/s/ JEFFREY L. SELTZER	November 23, 2004
Name: Jeffrey L. Seltzer
Title: Executive Vice President

Banc of America Securities LLC

By:	/s/ MATTHEW D. FRYMIER	December 6, 2004
Name: Matthew D. Frymier
Title: Principal

Andrew Golden

By:	/s/ ANDREW GOLDEN	November 27, 2004
Name: Andrew Golden
Title:

Keith Goodman

By:	/s/ KEITH GOODMAN	December 6, 2004
Name:Keith Goodman
Title:

George Hayter

By:	/s/ GEORGE HAYTER	November 29, 2004
Name: George Hayter
Title:

Christopher Martel

By:	/s/ CHRISTOPHER C. MARTEL	December 1, 2004
Name: Christopher C. Martel
Title:

Robert Mercorella

By:	/s/ ROBERT MERCORELLA	November 27, 2004
Name: Robert Mercorella
Title:

Jeffrey L. Seltzer

By:	/s/ JEFFREY SELTZER	November 23, 2004
Name: Jeffrey Seltzer
Title:

Bruce B. Ungar

By:	/s/ BRUCE B. UNGAR	November 28, 2004
Name: Bruce B. Ungar
Title:

David & Barbara Krell

By:	/s/ DAVID KRELL	November 30, 2004
Name: David Krell
Title:

Lewis E. Randall & Martha E. Randall

By:	/s/ LEWIS E. RANDALL, MARTHA E. RANDALL	November 22, 2004
Name: Lewis E. Randall, Martha E. Randall
Title:

Haeckl Family Trust date 8/28/91

By:	/s/ FRED HAECKL	November 23, 2004
Name: Fred Haeckl
Title: Trustee

Pensco Trust Co. Custodian f/b/o James L.
D’Amico Roth IRA Account DI-062

By:	/s/ JOHN BEATER	November 30, 2004
Name: John Beater
Title: Vice President

Katz & Associates, L.P.

By:	/s/ GARY KATZ	November 29, 2004
Name: Gary Katz
Title: COO, International Securities Exchange

The Porter GC 1997 Irrevocable Trust f/b/o Matthew B. Porter

By:	/s/ SUSAN PORTER		November 28, 2004
	Name:	Susan Porter
	Title:	Agent

The Porter GC 1997 Irrevocable Trust f/b/o Amy L. Porter

By:	/s/ SUSAN PORTER		November 28, 2004
	Name:	Susan Porter
	Title:	Agent

The Porter GC 1997 Irrevocable Trust f/b/o Juliet P. Porter

By:	/s/ SUSAN PORTER		November 28, 2004
	Name:	Susan Porter
	Title:	Agent

The Porter GC 1997 Irrevocable Trust f/b/o Jacqueline K. Porter

By:	/s/ SUSAN PORTER		November 28, 2004
	Name:	Susan Porter
	Title:	Agent

The Porter GC 1997 Irrevocable Trust f/b/o Morgan T. Keeler

By:	/s/ SUSAN PORTER		November 28, 2004
	Name:	Susan Porter
	Title:	Agent

The Porter GC 1997 Irrevocable Trust f/b/o Devin M. Keeler

By:	/s/ SUSAN PORTER		November 28, 2004
	Name:	Susan Porter
	Title:	Agent

The Lauren Rebecca Keeler 2002 Irrevocable Trust

By:	/s/ SUSAN PORTER		November 28, 2004
	Name:	Susan Porter
	Title:	Agent

The Amber Delilah Keeler 2002 Irrevocable Trust

By:	/s/ SUSAN PORTER		November 28, 2004
	Name:	Susan Porter
	Title:	Agent

The Samual Tyler Keeler 2002 Irrevocable Trust

By:	/s/ SUSAN PORTER		November 28, 2004
	Name:	Susan Porter
	Title:	Agent

The Porter GC 1997 Irrevocable Trust f/b/o Victoria E. Porter

By:	/s/ SUSAN PORTER		November 28, 2004
	Name:	Susan Porter
	Title:	Agent

Porter Revocable Trust dated 8/15/98

By:	/s/ W. A. PORTER		December 1, 2004
	Name:	W. A. Porter
Title:

William F. Taylor and Jane P. Taylor, Trustees for the Taylor Family Trust, dated 3/13/03

By:	/s/ JANE P. TAYLOR		December 1, 2004
	Name:	Jane P. Taylor
	Title:	Trustee

Nancy B. Graham and Tracy F. Henderson, or their successors, Trustees of the Graham Bypass Trust

By:	/s/ Tracy F. Henderson		December 2, 2004
	Name:	Tracy F. Henderson
	Title:	Trustee

The Holmes Trust

By:	/s/ LINDA H. CALLIHAN		November 30, 2004
	Name:	Linda Callihan
	Title:	Trustee

The Linda Callihan Family Trust

By:	/S/ LINDA H. CALLIHAN		November 30, 2004
	Name:	Linda Callihan
	Title:	Trustee

Jack Eizikovitz

By:	/s/ JACK EIZIKOVITZ		December 1, 2004
	Name:	Jack Eizikovitz
Title:

Eli Katz

By:	/s/ ELI KATZ		December 1, 2004
	Name:	Eli Katz
Title:

KFP Holdings I LLC

By:	/s/ ANDREW M. GREENSTEIN		December 7, 2004
	Name:	Andrew M. Greenstein
	Title:	Director, Corporate Counsel, Manager and Assistant Secretary

Wayne H. Heldt Separate Property Revocable Trust UA Dated 1/28/04

By:	/S/ WAYNE H. HELDT		November 30, 2004
	Name:	Wayne H. Heldt
Title:

Diane F. Lee Separate Property Revocable Trust UA dated 3/10/99

By:	/S/ DIANE F. LEE		November 23, 2004
	Name:	Diane F. Lee
	Title:	Trustee

Caesar Ventures LLC

By:	/S/ STEPHEN B. HERRICK		November 23, 2004
	Name:	Stephen B. Herrick
	Title:	Manager

KAP Group, LLC

By:	/S/ MARTY AVERBUCH		November 24, 2004
	Name:	Marty Averbuch
	Title:	President

William A. Porter III and Susan H. Porter, Trustees or Successor Trustee of the Barry & Susan Porter Revocable Trust U/A/D 3/13/98

By:	/S/ SUSAN PORTER		November 28, 2004
	Name:	Susan Porter
	Title:	Trustee

EXHIBIT A

Form of Lock-up Letter

                    , 20

Bear, Stearns & Co. Inc.

Morgan Stanley & Co. Incorporated

Banc of America Securities LLC

Deutsche Bank Securities Inc.

Goldman, Sachs & Co.

Merrill Lynch, Pierce, Fenner & Smith Incorporated

UBS Securities LLC

c/o Morgan Stanley & Co. Incorporated

      1585 Broadway

      New York, NY 10036

Dear Sirs and Mesdames:

All capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Stockholders Agreement dated as of May 31, 2002 among the Company and the Stockholders, as amended (the “Stockholders Agreement”).

Pursuant to Section 4.4 of the Stockholders Agreement, the undersigned hereby agrees that, without the prior written consent of each of Bear Stearns and Morgan Stanley on behalf of the Underwriters, it will not, during the period commencing on the date hereof and ending 180 days after the date of the Prospectus, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Shares or any securities convertible into or exercisable or exchangeable for Shares or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Shares, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Shares or such other securities, in cash or otherwise. The foregoing sentence shall not apply to (a) transactions relating to Shares or other securities acquired in open market transactions after the completion of the IPO, (b) transfers of Shares or any security convertible into Shares as a bona fide gift or gifts or by will or intestacy, including transfers to a trust where the beneficiaries of such trust are comprised solely from a group consisting of the undersigned or immediate family members of the undersigned or (c) distributions or transfers of Shares or any security convertible into Shares to limited partners, stockholders or controlled affiliates of the undersigned; provided, that in the case of any transfer or distribution pursuant to clauses (b) or (c), (i) each donee or distributee shall sign and deliver a lock-up letter substantially in the form of this letter and (ii) the undersigned shall not be required to, and shall not voluntarily, file a report under Section 16(a) of the Securities Exchange Act of 1934, reporting a reduction in beneficial ownership of Shares during the restricted period referred to in the foregoing sentence. For purposes of clause (b) of the immediately preceding sentence, “immediate family member” of a person means the spouse, lineal descendants, father, mother, brother, sister, father-in-law, mother-in-law, brother-in-law and sister-in-law of such person. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the undersigned’s Shares except in compliance with the foregoing restrictions.

If:

(1)	during the last 17 days of the 180-day restricted period the Company issues an earnings release or material news or a material event relating to the Company occurs; or

(2)	prior to the expiration of the 180-day restricted period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the 180-day period,

the restrictions imposed by this letter shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Very truly yours,

(Name)

(Address)

EXHIBIT B

Article XIV of the Constitution of the Company

(All capitalized terms used below and not otherwise defined shall have the meanings assigned them in the Constitution of the Company)

Section 14.1 Concentration Limits on Class B Common Stock. (a) A holder of Class B Common Stock, together with any affiliate, may not own more than twenty percent (20%) of Series B-1 Stock or Series B-2 Stock. The Exchange may establish limitations that further limit the number of shares of Class B Common Stock that may be owned by an individual or entity. Founders shall have a temporary exemption, not to extend past May 26, 2010, from the limitation on ownership contained in this paragraph; provided, however, that Founders shall have no voting rights nor give any proxy in relation to a vote of the stockholders of the Corporation, other than a vote related to Core Rights, for any shares in excess of twenty percent (20%) of the Series B-1 Stock or twenty percent (20%) of the Series B-2 Stock; and provided, further, that whether or not a Founder otherwise participates in a meeting in person or by proxy, such Founder’s Excess Shares shall be counted for quorum purposes and shall be voted by the inspector of elections or other person presiding over quorum and vote matters in the same proportion as the shares of Series B-1 Stock or Series B-2 Stock, as the case may be, held by stockholders other than such Founder are voted (including any abstentions from voting).

(b) A Member, together with any affiliate, may not be approved to exercise the trading rights associated with more than twenty percent (20%) of the Series B-1 Stock, nor more than twenty (20%) of the Series B-2 Stock. The Exchange may establish further limitations relating to the Exchange’s approval of a Member’s ability to effect Exchange Transactions.

Section 14.2 Concentration Limits on Class A Common Stock. (a) In the event that a holder of Class A Common Stock, together with any affiliate as defined in the Corporation’s Constitution (an “Affiliate”), owns more than twenty percent (20%) of the Class A Common Stock (shares owned in excess of twenty percent (20%) being referred to as “Excess Shares”), such holder shall have no voting rights nor give any proxy in relation to a vote of the stockholders of the Corporation with respect to the Excess Shares held by such person; provided, however, that whether or not such person otherwise participates in a meeting in person or by proxy, such person’s Excess Shares shall be counted for quorum purposes and shall be voted by the inspector of elections or other person presiding over quorum and vote matters in the same proportion as the shares of Class A Common Stock held by stockholders other than such person are voted (including any abstentions from voting). In applying this paragraph:

(i) The Board may approve an exemption to this paragraph for any person other than: (1) a Member; (2) an Affiliate of such Member; or (3) a person that is subject to a statutory disqualification under Section 3(a)(3) of the Securities Exchange Act of 1934, as amended; and

(ii) In granting an exemption pursuant to paragraph (a)(i) above, the Board must determine that such exemption: (1) would not reasonably be expected to diminish the quality of, or public confidence in, the Corporation; (2) would not impair the ability of the Corporation to prevent fraudulent and manipulative acts and practices; and (3) would provide just and equitable principles of trade, foster cooperation and coordination with persons engaged in regulating, clearing, settling, processing information with respect to and facilitating transactions in securities and would assist in the removal of impediments to the perfection of the mechanisms for a free and open market and a national market system.

(b) Founders shall have a temporary exemption, not to extend past May 26, 2010, from the voting limitation on Excess Shares contained in paragraph (a) above, but only with respect to any vote regarding any merger, consolidation or dissolution of the Corporation or any sale of all or substantially all of the assets of the Corporation.

*    *    *    *

Article Fourth, Subdivision III of the

Amended and Restated Certificate of Incorporation of the Company

(All capitalized terms used below and not otherwise defined shall have the meanings assigned them in the Amended and Restated Certificate of Incorporation of the Company)

As used in this Amended and Restated Certificate of Incorporation, the term “Person” shall mean an individual, partnership (general or limited), joint stock company, corporation, limited liability company, trust or unincorporated organization, or any governmental entity or agency or political subdivision thereof; the term “Related Persons” shall mean (1) with respect to any Person, all “affiliates” and “associates” of such Person (as such terms are defined in Rule 12b-2 under the Exchange Act); (2) with respect to any Person constituting a Member, any broker or dealer with which such Member is associated; and (3) any two or more Persons that have any agreement, arrangement or understanding (whether or not in writing) to act together for the purpose of acquiring, voting, holding or disposing of shares of the capital stock of the Corporation; and the term “beneficially owned” and derivative or similar words shall have the meaning set forth in Regulation 13D–G under the Exchange Act.

(a) Ownership Limits.

(i) No Person either alone or together with its Related Persons, may own, directly or indirectly, of record or beneficially shares of the capital stock (whether common or preferred stock) of the Corporation constituting more than forty percent (40%) of the outstanding shares of any class or series of capital stock of the Corporation.

(A) Notwithstanding the foregoing and subject to clause (C) below, such restriction shall not apply in the case of any class of preferred stock which shall not have the right by its terms to vote in the election of members of the Board of Directors of the Corporation or on other matters which may require the approval of the holders of voting shares of the Corporation (other than matters affecting the rights, preferences or privileges of said class of preferred stock).

(B) Notwithstanding the foregoing and subject to clause (C) below, such restriction may be waived by the Board of Directors of the Corporation pursuant to an amendment to the Constitution adopted by the Board of Directors, if, in connection with the adoption of such amendment, the Board of Directors in its sole discretion adopts a resolution stating that it is the determination of such Board that such amendment (1) will not impair the ability of the Corporation to carry out its functions and responsibilities as an “exchange” under the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder (the “Exchange Act”); (2) is otherwise in the best interests of the Corporation and its stockholders and (3) will not impair the ability of the United States Securities and Exchange Commission (the “Commission”) to enforce the Exchange Act, and such amendment shall not be effective until approved by the Commission.

(C) Notwithstanding clauses (A) and (B), above, in any case where a Person either alone or together with its Related Persons would own more than the above percentage limitation upon consummation of any proposed sale, assignment or transfer of the Corporation’s capital stock, the Board of Directors of the Corporation shall have determined that such Person and its Related Persons are not subject to any applicable “statutory disqualification” (within the meaning of Section 3(a)(39) of the Exchange Act).

(D) In making the determinations referred to in clauses (B) and (C), above, the Board of Directors may impose on the Person in question and its Related Persons such conditions and restrictions as it may in its sole discretion deem necessary, appropriate or desirable.

(E) Any Person (and its Related Persons owning any capital stock of the Corporation) which proposes to own, directly or indirectly, of record or beneficially shares of the capital stock (whether common or preferred stock) of the Corporation constituting more than forty percent (40%) of the then outstanding shares of any class or series of capital stock of the Corporation, shall have delivered to the Board of Directors of the Corporation a notice in writing, not less than forty-five (45) days (or any shorter period to which said Board shall expressly consent) before the proposed acquisition of shares of capital stock (whether common or preferred) that result in such Person holding more than forty percent (40%) of the then outstanding shares of any class or series of capital stock of the Corporation.

(ii) No Person, either alone or together with its Related Persons, who is a Member (as such term is defined in the Constitution), may own, directly or indirectly, of record or beneficially shares constituting more than twenty percent (20%) of any class or series of capital stock of the Corporation.

(iii) Any Person, either alone or together with its Related Persons, that at any time owns (whether by acquisition or by a change in the number of shares outstanding) of record or beneficially, whether directly or indirectly, five percent (5%) or more of the then outstanding shares of any class or series of capital stock of the Corporation, that has the right by its terms to vote in the election of members of the Board of Directors of the Corporation, shall, immediately upon so owning five percent (5%) or more of the then outstanding shares of such stock, give the Board of Directors written notice of such ownership of five percent (5%) or more of the then outstanding shares of any class or series of such stock, which notice shall state: (1) such Person’s full legal name; (2) such Person’s title or status and the date on which such title or status was acquired; (3) such Person’s approximate ownership interest in the Corporation; and (4) whether such Person has the power, directly or indirectly, to direct the management or policies of the Corporation, whether through ownership of securities, by contract or otherwise.

(iv) Each Person required to provide written notice pursuant to subparagraph (iii) shall update such notice promptly after any change therein; provided that no such updated notice shall be required to be provided to the Board of Directors in the event of an increase or decrease of less than one percent (1%) (of the then outstanding shares of any class or series of capital stock) in the ownership percentage so reported (such increase or decrease to be measured cumulatively from the amount shown on the last such report) unless any increase or decrease of less than one percent (1%) results in such Person so owning more than twenty percent (20%) or more than forty percent (40%) of the shares of any class or series of capital stock then outstanding (at a time when such Person so owned less than such percentages) or such Person so owning less than twenty percent (20%) or less than forty percent (40%) of the shares of any class or series of capital stock then outstanding (at a time when such Person so owned more than such percentages).

(b) Voting Rights. (i) No Person, either alone or together with its Related Persons, at any time, may, directly, indirectly or pursuant to any voting trust, agreement, plan or other arrangement, vote or cause the voting of shares of the capital stock (whether such shares be common stock or preferred stock) of the Corporation or give any consent or proxy with respect to shares representing more than twenty percent (20%) of the voting power of any class or series of the then issued and outstanding capital stock of the Corporation, nor may any Person, either alone or together with its Related Persons, enter into any agreement, plan or other arrangement with any other Person, either alone or together with its Related Persons, under circumstances which would result in the shares of capital stock of the Corporation which shall be subject to such agreement, plan or other arrangement not being voted on any matter or matters or the withholding of any proxy relating thereto, where the effect of such agreement, plan or other arrangement would be to enable any Person, either alone or together with its Related Persons, to vote, possess the right to vote or cause the voting of shares of the capital stock of the Corporation which would, as a result thereof, represent more than twenty percent (20%) of said voting power; provided, however, that such restriction may be waived by the Board of Directors of the Corporation pursuant to an amendment to the Constitution adopted by the Board of Directors, if, in connection with the adoption of such amendment, the Board of Directors in its sole discretion adopts a resolution stating that it is the determination of such Board that such amendment will not impair the ability of the Corporation, to carry out its functions and responsibilities as an “exchange” under the Exchange Act, is otherwise in the best interests of the Corporation and its stockholders, will not impair the ability of the Commission to enforce the Exchange Act, and that such Person and its Related Persons are not subject to any applicable “statutory disqualification” (within the meaning of Section 3(a)(39) of the Exchange Act). In making the determinations referred to in the immediately preceding sentence, the Board of Directors may impose on the Person in question and its Related Persons such conditions and restrictions as it may in its sole discretion deem necessary, appropriate or desirable. Such amendment shall not be effective until approved by the Commission. Any Person (and its Related Persons owning any capital stock of the Corporation) which proposes to exercise voting rights, or grant any proxies or consents with respect to any shares exceeding such twenty percent (20%) limitation shall have delivered to the Board of Directors of the Corporation a notice in writing, not less than forty-five (45) days (or any shorter period to which said Board shall expressly consent) before the proposed exercise of said voting rights or the granting of said proxies or consents, of its intention to do so.

(ii) Subparagraph (b) of subdivision III of Article FOURTH shall not apply to any solicitation of any revocable proxy from any stockholder of the Corporation by the Corporation or by any stockholder of the Corporation that is conducted pursuant to, and in accordance with, Regulation 14A promulgated pursuant to the Exchange Act.

(iii) Notwithstanding any other provisions contained in this Certificate of Incorporation, to the fullest extent permitted by applicable law, any shares of capital stock of the Corporation (whether such shares be common stock or preferred stock) not entitled to be voted due to the restrictions set forth in subparagraph (b) of subdivision III of Article FOURTH (and not waived by the Board of Directors and approved by the Commission pursuant to subparagraph (b)(i) of subdivision III of Article FOURTH above) shall not be deemed to be outstanding for purposes of determining a quorum or a minimum vote required for the transaction of any business at any meeting of stockholders of the Corporation, including, without limitation, when specified business is to be voted on by a class or a series voting as a class.

(c) Effect of Purported Transfers of Shares and Other Events in Violation of this Subdivision. If, notwithstanding the other provisions contained in this subdivision III of Article FOURTH, at any time, there is a purported transfer or other event such that any Person, either alone or together with its Related Persons, would beneficially own shares in excess of any of the relevant ownership limitations set forth in this subdivision III of Article FOURTH, then, except as otherwise provided herein, such shares in excess of the relevant ownership limitations shall constitute “Excess Shares” and shall be treated as provided in this section. Such designation and treatment shall be effective as of the close of business on the business day prior to the date of the purported transfer or other event. Where such Person beneficially owns shares together with one or more Related Persons and the shares held by such Related Persons are designated as Excess Shares, the designation of shares held by such Person and such Related Persons as Excess Shares shall be pro rata in accordance with the number of shares held by each. If the Corporation accepts any offer pursuant to Article FOURTH, Subdivision III(c)(vii) below, the Corporation shall forthwith determine the additional number of shares, if any, that become Excess Shares by reason of the reduction in outstanding shares caused by the Corporation’s purchase of Excess Shares (whether any Person, either alone or together with its Related Persons, holds such Excess Shares in connection with a purported transfer or is deemed to hold such Excess Shares as the result of the Corporation’s purchase of Excess Shares) and shall take all action reasonably necessary to ensure that such additional Excess Shares are added to the initial number of Excess Shares subject to the provisions of this Article FOURTH, Subdivision III(c).

(i) Any sale, transfer, assignment or pledge that, if effective would result in any Person, either alone or together with its Related Persons, owning shares in excess of any of the ownership limits set forth in this subdivision III of Article FOURTH shall be void ab initio as to such Excess Shares, and the intended transferee shall acquire no rights in such Excess Shares. Any Person, either alone or together with its Related Persons, owning shares in excess of any of the ownership limits set forth in this subdivision III of Article FOURTH as a result of any event other than a sale, transfer, assignment or pledge shall forthwith cease to have any rights in such Excess Shares.

(ii) Upon any purported transfer or other event that results in Excess Shares, such Excess Shares shall be deemed to have been transferred to the Corporation (or to an entity appointed by the Corporation that is unaffiliated with the Corporation and any Person or its Related Persons owning such Excess Shares), as Special Trustee (as defined below) of the Charitable Trust (as defined below) for the exclusive benefit of the Charitable Beneficiary or Beneficiaries. Excess Shares so held in trust shall be issued and outstanding shares.

(iii) Excess Shares shall be entitled to dividends or other distributions which shall be paid to the Special Trustee for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Corporation that the shares had become Excess Shares shall be repaid to the Special Trustee and held for the exclusive benefit of the Charitable Beneficiary. Any dividend declared and unpaid shall be void ab initio as to the purported transferee or holder and shall be paid to the Special Trustee for the exclusive benefit of the Charitable Beneficiary.

(iv) Subject to the rights of the holders of any series of Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any other distribution of all or substantially all of the assets of the Corporation, the Special Trustee, as the holder of Excess Shares, shall be entitled to receive ratably with each holder of the same class or series of stock, a portion of the assets of the Corporation available for distribution to the stockholders. The Special Trustee shall distribute any such assets received in respect of the Excess Shares in any liquidation, dissolution or winding up of, or any distribution of the assets of the Corporation in accordance with the priorities and limitations set forth herein and as if such assets were the proceeds from the disposition of the Excess Shares with respect to which the distribution is received.

(v) To the fullest extent permitted by applicable law, the holder of Excess Shares shall not be entitled to vote such Excess Shares on any matter and the Special Trustee shall have the authority (A) to rescind as void any votes cast by a purported transferee or holder prior to the discovery that such shares should be transferred to the Special Trustee and (B) to recast such vote in accordance with the desires of the Special Trustee acting for the benefit of the Corporation; provided, however, that if the Corporation has already taken irreversible action, then the Special Trustee shall not have the authority to rescind and recast such vote. The Special Trustee shall be deemed to have been given an irrevocable proxy by such holder of Excess Shares to vote the shares for the benefit of the Charitable Beneficiary. Notwithstanding the provisions of this section, until the Corporation has received notification that shares have been transferred into a Charitable Trust, the Corporation shall be entitled to rely on its share transfer and other records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting stockholder votes.

(vi) Excess Shares shall not be transferable except in a transfer to which the Special Trustee is a party. Within twenty (20) days of receiving notice from the Corporation that shares have been transferred to a Charitable Trust, the Special Trustee shall sell the shares held in Charitable Trust to a person or persons, designated by the Special Trustee or in market transactions, whose ownership of shares is not expected to violate the ownership limitations in this subdivision III of Article FOURTH. Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall so terminate and the Special Trustee shall distribute the net proceeds of the sale to the purported transferee or holder and to the Charitable Beneficiary as provided herein. The purported transferee or holder will receive the lesser of (A) the price per share received by the Corporation from the transfer of the Excess Shares, (B) the price per share such purported transferee or holder paid for the shares in the purported transfer or other event that resulted in the Excess Shares, or (C) if the purported transferee or holder did not give value for such Excess Shares in the event resulting in the Excess Shares, a price per share equal to the Market Price (as defined below) for the Excess Shares on the date of the purported transfer or other event that resulted in the Excess Shares; provided, that in the case of a purported holder holding Excess Shares solely as the result of an action or event by the Corporation (such as an action resulting in a reduction in the number of outstanding shares), such purported holder will receive the greater of (A) or (C) above.

Any proceeds in excess of the amount payable to the purported transferee or holder shall be payable to the Charitable Beneficiary. If, prior to the discovery by the Corporation that shares should be transferred to a Charitable Trust, such shares are sold by a purported transferee or holder, then (A) such shares shall be deemed to have been sold on behalf of the Charitable Trust and (B) to the extent that the purported transferee or holder received an amount for such shares that exceeds the amount that such purported transferee or holder was entitled to receive pursuant to this section, such excess shall be paid to the Special Trustee of the Charitable Trust upon demand.

(vii) Excess Shares shall be deemed to have been offered for sale to the Corporation on the date of the transaction or event resulting in such Excess Shares (including any shares deemed to be Excess Shares pursuant to Article FOURTH, Subdivision III(c) above) at a price per share equal to the lesser of (A) the price per share such purported transferee or holder paid for the shares in the purported transfer or other event that resulted in the Excess Shares (or in the case of an event not involving any payment, the Market Price at the time of such transfer or other event) and (B) the Market Price of the shares on the date the Corporation accepts such offer. The Corporation shall have the right to accept such offer, in whole or in part, until the Special Trustee has sold the shares held in the Charitable Trust pursuant to Article FOURTH, Subdivision III(c)(vi).

For purposes of this subsection, “Charitable Beneficiary” shall mean one or more organizations described in Sections 170(b)(1)(A) or 170(c) of the Internal Revenue Code of 1986, as amended from time to time; the term “Charitable Trust” shall mean the trust established for the benefit of the Charitable Beneficiary pursuant to this section for which the Corporation is the trustee; the term “Market Price” shall mean the last reported sale price of, or the average of the closing bid and asked prices for, the shares, on the trading day immediately preceding the relevant date as reported in any exchange or quotation system over which the shares may be traded, or if not then traded over any exchange or quotation system, then the fair market value of the shares on the relevant date as determined in good faith by the Corporation; the term “Special

Trustee” shall mean the Corporation, in its capacity as trustee for the Charitable Trust, any entity appointed by the Corporation that is unaffiliated with the Corporation and any Person or its Related Persons owning such Excess Shares, and any successor trustee appointed by the Corporation.

(d) Effect of Purported Voting in Violation of this Subdivision. If any stockholder purports to vote, grant any proxy or enter into any other agreement for the voting of shares that would violate the provisions of this subdivision III of Article FOURTH, then the Corporation shall not honor such vote, proxy or agreement to the extent that such provisions would be violated, and any shares subject thereto shall not be entitled to be voted to the extent of such violation.

(e) Priority of National Securities Exchange or Association Transactions. Notwithstanding anything in this subdivision III of Article FOURTH to the contrary, nothing herein shall preclude the settlement of a transaction entered into through the facilities of any national securities exchange or national securities association. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this subdivision III of Article FOURTH and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this subdivision III of Article FOURTH.